UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WYNN RESORTS, LIMITED

(Name of Registrant as Specified In Its Charter)

KAZUO OKADA
UNIVERSAL ENTERTAINMENT CORPORATION
ARUZE USA, INC.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2

On September 17, 2012, Aruze USA, Inc. issued the following press release:

Aruze Issues Open Letter to Wynn Resorts Stockholders

Nominates Two Highly Qualified Candidates for
Election at the 2012 Annual Meeting

LAS VEGAS, NEVADA, September 17, 2012 – Aruze USA, Inc., the largest stockholder of Wynn Resorts, Limited (“Wynn Resorts” or the “Company”) (NASDAQ: WYNN) with current ownership of approximately 19.6% of the outstanding shares, today announced that it has issued an open letter to the Company’s stockholders and has nominated two highly qualified candidates for election to the Wynn Resorts board of directors at the Company’s 2012 annual meeting scheduled for November 2, 2012.

The full text of the letter to the Company’s stockholders follows:

Aruze USA, Inc.
745 Grier Drive, Las Vegas, Nevada 89119

September 17, 2012

To Our Fellow Wynn Resorts, Limited Stockholders:

Mr. Kazuo Okada, a founder and member of the board of directors (the “Board”) of Wynn Resorts, Limited (“Wynn Resorts” or the “Company”), Universal Entertainment Corporation (“Universal”) and its subsidiary, Aruze USA, Inc. (“Aruze” and, together with Mr. Okada and Universal, the “Universal Group” or “we”), are the beneficial owners of 24,549,222 shares of common stock, $.01 par value (the “Common Stock”) of Wynn Resorts, representing approximately 19.6% of the outstanding shares of Common Stock.

In the last year, the value of Wynn Resorts Common Stock has plummeted by almost 30%.  We believe that current and potential investors in the Company have lost confidence in the Company’s management and the Board.  We further believe that this loss of confidence has resulted from a history of poor corporate governance and questionable actions under the direction of Stephen Wynn, chairman of the Board and chief executive officer of the Company, much of it driven by Mr. Wynn’s personal financial and control goals.  Recently, the Company has come under scrutiny for a questionable donation it made to a public university in Macau at a time when the Company was seeking local government approval to open a casino.  That donation is currently under investigation by federal and state authorities and has resulted in multiple lawsuits against the Company.  Accordingly, we are announcing that, as a step toward restoring investor confidence, we have nominated two highly qualified independent nominees for election to the Board at the Company’s 2012 annual meeting of stockholders scheduled for November 2, 2012.

Suspicious $135 million donation to the University of Macau Development Foundation

In April 2011, the Board met, discussed, and approved a pledge by Wynn Macau, Limited (“Wynn Macau”), a subsidiary of the Company, to donate HK$1 billion (roughly $135 million) to the University of Macau Development Foundation, at a time when Wynn Macau was seeking local government approval to develop a third casino.  This donation is suspicious for a number of reasons, including its enormous size, the fact that the 10-year term of the pledge matches precisely the length of the casino license Wynn Resorts was seeking, and the fact that the lead trustee of the University of Macau Development Foundation also has a position in the Macau government which enables him to influence the issuance of gaming licenses.

Mr. Okada questioned and objected to the donation and was ultimately the sole director to vote against it.  Mr. Okada has noted that “I am at a complete loss as to the business justification for the donation, other than that it was an attempt to curry favor with those that have ultimate authority for issuing gaming licenses.”

Following the April 2011 board meeting, pursuant to his rights as a director of the Company and in furtherance of his fiduciary duties to stockholders of the Company, Mr. Okada, sought to further investigate the Wynn Macau donation and requested additional information from Wynn Resorts concerning the donation and related matters.  When the Company refused to provide the information, Mr. Okada took legal action and was vindicated by a court order requiring Wynn Resorts to comply with Mr. Okada’s reasonable requests.

As Mr. Okada feared, the questionable Wynn Macau donation has already spawned at least four stockholder lawsuits against the Company and investigations by both the United States Securities and Exchange Commission (for possible violations of law including the Foreign Corrupt Practices Act) and the Nevada Gaming Board.  Not only is this enormous financial commitment a drain on the Company’s coffers, but now Wynn Resorts stockholders will be saddled with the added costs associated with responding to the regulatory investigations and lawsuits.  If the results of these investigations and lawsuits include the development of facts regarding legally questionable practices by the Company, stockholders will be at still further risk.

Wynn Resorts Attempts to Silence Kazuo Okada

After Mr. Okada alone voted against the Wynn Macau donation and sought to investigate the donation, Mr. Wynn caused the Board to declare Mr. Okada, Aruze USA and Universal as being “unsuitable” at a special Board meeting hurriedly put together, called on only three days’ notice and held in the middle of the night in Asia.  There, at Mr. Wynn’s urging, the Board voted to forcibly take Aruze USA’s stock in exchange for a ten-year note at a 30% discount to the then-current stock market price.  In one fell swoop, Mr. Wynn and his Board thus acted to quell dissent and consolidate power at Wynn Resorts by disenfranchising the Company’s largest stockholder.  Although Wynn Resorts purports to justify the redemption by claiming that, on the basis of a purportedly independent report, Aruze USA’s continued ownership of stock would put Wynn Resorts in imminent danger of losing its gaming licenses, we believe that the purportedly independent report was a mere pretext for the Board’s actions to oust a dissenting Board member and entrench and enrich Mr. Wynn, the Board, and the management of Wynn Resorts.  In fact, one Board member who voted in favor of the redemption, Elaine P. Wynn, has admitted in court filings that Wynn Resorts was not in imminent danger of losing any gaming licenses, and therefore such claimed danger was not a basis for the redemption.  Aruze USA has challenged the Board’s actions in court and believes the Company’s purported redemption is contrary to law and will be determined void ab initio pursuant to the pending litigation.

Serious Questions of Corporate Governance

The Wynn Macau donation is far from the only example of Wynn Resorts’ poor corporate governance.  Experts in corporate governance best practice have repeatedly raised serious concerns about the governance of Wynn Resorts, many of which stem from the undue influence exercised by Mr. Wynn.

In March 2012, Governance Metrics International (GMI) Ratings put out an alert that called into question Wynn Resorts’ corporate governance. Naveen Reddy, research analyst at GMI Ratings, stated, “Wynn Resorts has a long history of governance issues. We give them a ‘D’ Rating when it comes to corporate governance.”

A brief report on this new rating on the website of the National Association of Corporate Directors (“NACD”) noted that the Company is involved in numerous related-party transactions with Mr. Wynn and his family.  NACD said, “For instance, both Steve Wynn and his ex-wife, a company director, lease apartments at Wynn Resorts properties in Las Vegas. Furthermore, the report found that if Wynn were to be dismissed, he would be entitled to a severance package worth quadruple his current annual rate of compensation — substantially higher than in most of the 1,775 biggest U.S. companies.”

This penchant for running the company as if it were Mr. Wynn’s alone is nothing new.  As the Wall Street Journal’s Christina Binkley wrote in a 2000 article discussing MGM Grand’s acquisition of Mirage Resorts Ltd., for which Mr. Wynn served as chairman of the board of directors, “despite its status as a public corporation, Mirage increasingly operated as Mr. Wynn’s private domain.”

The Universal Group’s Nomination of Highly Qualified Independent Nominees

As detailed above, we believe that the Board lacks a sufficient level of independence from the Company’s management and, in particular Mr. Wynn.   In fact, only seven of the 12 members (or 58.3%) of the Board are currently independent under NASDAQ listing standards.  In its 2011 report on the Company, proxy advisory firm ISS noted the low level of independent directors on the Board, stating, “[i]nvestors generally prefer that independent directors be a substantial majority of the company’s board.”  We further believe that the Company’s recent poor performance and corporate governance issues are directly attributable to this lack of independence.

We strongly believe the interests of stockholders should be better protected by greater independent representation on the Board.  Accordingly, we are pleased to announce that we have nominated Professor Jonathan R. Macey and Mr. Fredric G. Reynolds, two highly qualified nominees (the “Nominees”), for election at the Company’s 2012 annual meeting of stockholders.

•
Professor Macey has enjoyed a long and distinguished career as a professor of law with a focus on corporate law, corporate governance, securities law and finance. Professor Macey has for more than the last five years been the Sam Harris Professor of Corporate Law, Corporate Finance and Securities Law at Yale Law School, and a professor in the Yale School of Management.  Mr. Macey has served on a number of boards of directors, including the board of WCI Communities, Inc., a fully integrated homebuilding and real estate services company, from August 2007 to November 2009, where he was a member of the audit committee and the nominating and corporate governance committee.

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Mr. Reynolds has enjoyed a long career in the consumer products industry and as chief financial officer of large U.S. public companies.  Mr. Reynolds served as Executive Vice President and Chief Financial Officer of CBS Corporation, a mass media company, from January 2006 until his retirement in August 2009.  Mr. Reynolds currently serves on the boards of two large public companies, Kraft Foods, Inc., where he has been a director since 2007 and currently serves as chair of the audit committee and member of the finance committee, and AOL, Inc., where he has been a director since 2009 and currently serves as lead director and as a member of the audit, finance, and nominating and governance committees and chair of the executive committee.

Each of the Nominees is independent from (i) the Universal Group and its affiliates and (ii) the Company and its affiliates.  We have nominated these candidates to strengthen the Board and to provide strong, independent directors to help lead the Company and drive its business goals.  We believe that the addition of these independent, highly credentialed and experienced directors is essential to enhancing the Company’s corporate governance and future success.  We believe the Nominees would be deemed independent under NASDAQ’s listing standards.

Although we are seeking to change only a minority of the Board in an effort to ensure that the interests of the stockholders, the true owners of the Company, are appropriately represented in the boardroom, it is our hope that if stockholders vote to elect the Nominees at the Annual Meeting, then the Board will give serious consideration to any ideas, plans or proposals for improving corporate governance and enhancing stockholder value that one or both of the Nominees may recommend to the full Board.

Thank you for your support,

Aruze USA, Inc. By Kazuo Okada, President

MEDIA CONTACTS:
Chris Gidez, H+K Strategies, 212-885-0480 (New York)
John Morgan, H+K Strategies, 852-2894-6399 (Hong Kong)
Nobuyuki Horiuchi, Assistant General Manager, PR&IR Office, Universal Entertainment Corporation: TEL: 81-3-5530-3055(switchboard)

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Universal Group intends to file a proxy statement with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of stockholders of Wynn Resorts, Limited, a Nevada corporation.

STOCKHOLDERS OF THE COMPANY ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE UNIVERSAL GROUP WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.

The participants in the proxy solicitation are Mr. Kazuo Okada, a citizen of Japan, Aruze USA, Inc., a Nevada corporation (“Aruze”), Universal Entertainment Corporation, a company organized under the laws of Japan (together with Mr. Okada and Aruze, the “Universal Group”), Professor Jonathan R. Macey and Mr. Fredric G. Reynolds (collectively, the “Participants”).  Information relating to the Participants is contained in the Schedule 13D relating to the common stock, par value $0.01 per share, of the Company filed by the Universal Group with the SEC on November 13, 2002, as amended by amendment nos. 1 through 9 thereto.  Neither Professor Macey nor Mr. Reynolds has any direct or indirect interest in the Company.